Exhibit 10.46

SUPPLEMENTAL LETTER

To:	PREMIER MARINE CO.
GLADIATOR SHIPPING CO.
GUARDIAN SHIPPING CO.
SEANERGY MARITIME HOLDINGS CORP.
each of Trust Company Complex, Ajeltake Road
Ajeltake Island, Majuro
MH96960, the Marshall Islands
c/o 16 Grigoriou Lambraki Street
(Emporiko Kentro Premiera)
Second Floor
16674 Glyfada, Athens Greece
Fax No: +30 210 9638404
for the attention of: Chief Executive Officer

From:	UniCredit Bank AG
as Lender
7 Heraklitou Street
10673 Athens
Greece
Fax: +30 210 3640063
Attention: the Managers

29 July 2016

Dear Sirs

Facility Agreement dated 11 September 2015 (as amended and supplemented by a supplemental agreement dated 3 June 2016, together, the "Facility Agreement") and entered into between (i) Premier Marine Co., Gladiator Shipping Co. and Guardian Shipping Co. as joint and several borrowers (together, the "Borrowers"), (ii) Seanergy Maritime Holdings Corp. as guarantor (the "Guarantor") and (iii) UniCredit Bank AG as lender (the "Lender") in respect of a term loan facility of (originally) up to US$54,704,790

We refer to the Facility Agreement. Words and expressions defined in the Facility Agreement shall have the same meaning when used in this Letter and for the purposes of this Letter.

"Effective Date" means the date of this Letter.

This Letter sets out the terms and conditions on which the Lender agrees, with effect on and from the Effective Date, at the request of the Borrowers and the Guarantor to amend certain provisions of the Facility Agreement as described in Clause 2 (the "Request").

1	We hereby confirm our approval, consent and acceptance of the Request above from the Effective Date, subject to the satisfaction of the conditions referred to in paragraphs (a)-(e) below.

The conditions referred to above are:

(a)	a bringdown certificate of the Secretary of the Borrowers and the Guarantor specifying the directors and officers of the Borrowers and the Guarantor, the authorised and issued share capital and the holders of the shares therein and certifying that there are no changes to the documents provided by the Borrowers and the Guarantor under schedule 2, part A, paragraphs 1.2 and 1.3 of the Facility Agreement:

(b)	certified copies of all documents (if any) evidencing any other necessary action, approvals or consents with respect to this Letter (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender deems appropriate;

(c)	an original of this Letter duly executed by the Lender and acknowledged by the Borrowers and the Guarantor;

(d)	evidence that the process agent referred to in Clause 8 of this Letter has accepted its appointment as agent for service of process under this Letter; and

(e)	any other document or evidence as the Lender may reasonably request in writing from the Borrowers.

2	Amendments to the Loan Agreement

In consideration of the agreement of the Lender contained in Clause 1 of this Letter, the Borrowers and the Guarantor hereby agree with the Lender that the provisions of the Facility Agreement shall be varied and/or amended and/or supplemented with effect on and from the Effective Date as follows:

(a)	by inserting the following new definitions in clause 1.1 of the Facility Agreement:

""Report Period" means the period commencing on 1 July 2016 and ending on 30 June 2017."; and

""Waiver Period" means the period commencing on 11 December 2015 (inclusive) and ending on 30 June 2017 (inclusive).";

(b)	by inserting at the beginning of clause 21.1 (c) of the Facility Agreement the following wording:

"Other than during the Waiver Period,";

(c)	by inserting a new paragraph (e) in clause 20.2 of the Facility Agreement as follows:

"(e) on the first date of the Report Period and at two-months intervals thereafter until the end of the Report Period, the Guarantor shall deliver to the Lender a cash flow forecast report for the following two-months period. ";

(d)	by inserting a new clause 21.2 of the Facility Agreement as follows:

"21.2 Shortfall in Cash Flow Forecast Report

In case the cash flow forecast report delivered to the Lender under Clause 20.2 (e) shows that there is a cash shortfall, the Guarantor shall promptly (but not later than 5 Business Days after the delivery of such reports) provide to the Lender sufficient evidence (in the form of an amendment to shareholders’ Notes) that any contractually committed but undrawn parts of shareholders’ Notes have been increased by an amount equal to that cash shortfall."

and the remaining clauses will be renumbered and all relevant cross references will be updated accordingly; and

(e)	by construing throughout all references in the Loan Agreement to “this Agreement” and all references in the Finance Documents (other than the Loan Agreement) to the “Loan Agreement” as references to the Loan Agreement as amended and supplemented by this Letter.

2

3	Representations and Warranties

The Borrowers and the Guarantor hereby represent and warrant to the Lender that the representations and warranties contained in clause 19 (Representations) of the Facility Agreement are true and correct on the date of this Letter and on the Effective Date as if all references therein to “this Agreement” were references to the Facility Agreement as supplemented by this Letter and as if all such representations and warranties were amended in line with Clause 2 of this Letter. This Letter comprises the legal, valid and binding obligations of the Borrowers and the Guarantor enforceable in accordance with its terms.

4	Re-affirmation of Facility Agreement

The Borrowers and the Guarantor hereby agree that all the provisions of the Facility Agreement which have not been amended by this Letter shall be and are hereby re-affirmed and remain in full force and effect.

5	Costs and Expenses

The provisions of clause 16 (Costs and Expenses) of the Facility Agreement, as amended and supplemented by this Letter, shall apply to this Letter as if they were expressly incorporated in this Letter with any necessary modifications.

6	Notices

Clause 33 (Notices) of the Facility Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

7	Governing law

This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

8	Process Agent

The Borrowers and the Guarantor, hereby, irrevocably appoint Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 GY1, England (Attention of Mr. Eduard Album Fax +44 (0) 20 8457 5558, e-mail: ejca@mitgr.com), to act as their agent to receive and accept on their behalf any process or other document relating to any proceedings in the English Courts which are connected with this Letter.

Please confirm your agreement by signing the acknowledgement below.

Yours faithfully

/s/ Anastasia Kerpinioti	/s/ Nikolaos Tzoumakas
Anastasia Kerpinioti	Nikolaos Tzoumakas
for and on behalf of	for and on behalf of
UniCredit Bank AG	UniCredit Bank AG
as Lender	as Lender

3

We hereby acknowledge receipt of the above Letter and confirm our agreement to the terms hereof.

/s/ Theodora Mitropetrou

Theodora Mitropetrou

for and on behalf of

PREMIER MARINE CO.

Date: 29 July 2016

/s/ Theodora Mitropetrou

Theodora Mitropetrou

for and on behalf of

GLADIATOR SHIPPING CO.

Date: 29 July 2016

/s/ Theodora Mitropetrou

Theodora Mitropetrou

for and on behalf of

GUARDIAN SHIPPING CO.

Date: 29 July 2016

/s/ Theodora Mitropetrou

Theodora Mitropetrou

for and on behalf of

SEANERGY MARITIME HOLDINGS CORP.

Date: 29 July 2016

4